                        Exhibit 99

TNP ENTERPRISES, INC.

P.O. Box 2943, Fort Worth, TX 76113                                                                   NEWS

FOR IMMEDIATE RELEASE                     For more information, contact:

TNP Enterprises,	Texas New-Mexico Power Company
Ted Babcock	Patrick Bridges
(516) 933-3105	(817) 377-5541
email:tbabcock@tnpe.com	email:pbridges@tnpe.com

TNP ENTERPRISES REPORTS SECOND QUARTER EARNINGS

     FORT WORTH, Texas - Aug. 17, 2000 - TNP Enterprises, Inc. today announced that net income was $0.5 million for the three months ended June 30, 2000, while net income for Texas-New Mexico Power Company (TNMP), the principal subsidiary of TNP, was $11.2 million for the same period. TNMP's net income for comparable period ended June 30, 1999, was $14.2 million.

     Detailed below are certain financial highlights for TNP Enterprises, for the three months ended June 30, 2000 compared to the three months ended June 30, 1999:

TNP ENTERPRISES, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(Dollars in Thousands)
	Three Months Ended June 30,
	2000	1999
	_____________________	________________
Operating revenues	$ 155,931	$ 144,027
Net Income	$532	12,403
Income (Loss) Applicable to Common Stock	2,782)	12,497
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	40,227	41,202
MWH Sales	$ 2,321	$ 2,359

     TNMP's net income of $11.2 million for the quarter ended June 30, 2000, was $3 million less than the same period of 1999. Higher revenues, resulting from increased weather related sales, were offset by base rate reductions, and higher non-pass through purchased power expenses incurred on sales to an industrial customer under a replacement power contract.

     Detailed below are sales by customer classification:
	Three Months ended June 30
	2000	1999	Variance	%
	________________	________________	________________	________________
Residential	588	549	39	7.1
Commercial	516	472	44	9.3
Industrial
Firm	152	132	20	15.2
Economy	1,008	1,153	(145)	(12.6)
Other (including power marketing	57	53	4	7.5
	________________	________________	________________	________________
Total GWH Sales	2,321	2,359	(38)	(1.6)

     The quarterly results ending June 30, 2000, for TNP Enterprises are for the first reporting period since the April 7, 2000, acquisition of TNP by an investor group led by Dr. William J. Catacosinos, managing partner of Laurel Hill Capital Partners LLC.

     On August 15, 2000, the board of directors of Texas-New Mexico Power Company declared a $17 million common dividend payable September 1, 2000, to TNP Enterprises. The Boards of Directors of both TNP and TNMP also declared the regular dividend on all series of preferred stocks.

     Additional information on quarterly results can be obtained in the Company's Form 10-Q on file with the Securities Exchange Commission.

    On Thursday, August 17, 2000, at 10:00 a. m. Central Time (11:00 a.m. Eastern Time), company officials will hold a conference call to review the second quarter results. The conference call can be accessed by dialing 1-800-883-9624.